Exhibit 10.22

                               CELGENE CORPORATION
                         2005 DEFERRED COMPENSATION PLAN
                            EFFECTIVE JANUARY 1, 2005

                                    ARTICLE I
                                     PURPOSE

         The purpose of the Plan is to provide a select group of management and highly compensated employees of the Employer with the opportunity to: (i) defer the receipt of a portion of Salary; (ii) defer the receipt of all or a portion of Bonus; (iii) defer the receipt of Restricted Stock; and (iv) defer delivery of Stock Option Gains in accordance with the terms and conditions set forth herein.

         This Plan is intended to comply with the applicable requirements of
Section 409A of the Code and shall be limited, construed and interpreted in a manner so as to comply therewith. Notwithstanding anything herein to the contrary, any provision in this Plan or any election form that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with
Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void.

                                   ARTICLE II
                                   DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings:

         2.1 "Affiliate" shall mean each of the following: (i) any Subsidiary;
(ii) any Parent; (iii) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Affiliates; and (iv) any other entity in which the Company or any of its Affiliates has a material equity interest and which is designated as an "Affiliate" by resolution of the Committee.

         2.2 "Beneficiary" shall mean the individual designated by the Participant, on a form acceptable by the Committee, to receive benefits payable under the Plan in the event of the Participant's death. If no Beneficiary is designated or if the designated Beneficiary predeceases the Participant, the Participant's Beneficiary shall be his or her spouse, or if the Participant is not married, the Participant's estate. Upon the acceptance by the Committee of a new Beneficiary designation, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary designation filed by the Participant and accepted by the Committee prior to his or her death.

         2.3 "Board" shall mean the Board of Directors of the Company.

         2.4 "Bonus" shall mean a Participant's performance bonus or any other bonus (whether or not discretionary) paid by the Employer to the Participant in cash and that is designated by the Committee as eligible for deferral under the Plan.

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         2.5 A "Change in Control" shall mean the occurrence of any of the following:

                  (a) any person (as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof), excluding the Company, any subsidiary of the Company and any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company (including any trustee of any such plan acting in his capacity as trustee), becoming the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 50% or more of the total combined voting power of the Company's then outstanding securities;

                  (b) the merger, consolidation or other business combination of the Company (a "Transaction") that constitutes more than 50% of the total voting power of the stock of the Company, other than (A) a Transaction involving only the Company and one or more of its subsidiaries, or (B) a Transaction immediately following which the stockholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity and no person (other than those covered by the exceptions in (a) above) becomes the beneficial owner of securities of the resulting entity representing more than 50% of the total voting power in the resulting entity;

                  (c) during any period of 12 months beginning on or after the Effective Date, the persons who were members of the Board immediately before the beginning of such period (the "Incumbent Directors") ceasing (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the Company, provided that, any director who was not a director as of the Effective Date shall be deemed to be an Incumbent Director if such director was elected to the board of directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of the foregoing unless such election, recommendation or approval occurs as a result of an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act or any successor provision) or other actual or threatened solicitation of proxies or contests by or on behalf of a person other than a member of the Board; or

                  (d) the approval by the stockholders of the Company of an agreement for the sale of all or substantially all of the Company's assets that results in more than 40% of the total gross fair market value of all of the assets of the Company other than the sale of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of such sale.

                  Notwithstanding the foregoing, an event shall not be considered to be a "Change in Control" if, for purposes of Section 409A of the Code, such event would not be considered to be a "change in control event" under Section 409A of the Code.

         2.6 "Code" shall mean the Internal Revenue Code of 1986, as amended. Any reference to any section of the Code shall also be a reference to any successor provision and any Treasury Regulation promulgated thereunder.


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         2.7 "Committee" shall mean the Management Compensation and Development
Committee of the Board or such other committee of the Board which consists solely of at least two non-employee directors, each of whom is intended to be an "outside director," as defined under Section 162(m) of the Code and a "non-employee director," as defined under Section 16(b) of the Exchange Act. In the event that the Committee does not satisfy such requirements, it shall not affect the validity of any contributions or deferral elections hereunder.

         2.8 "Common Stock" shall mean common stock, $.01 par value per share, of the Company.

         2.9 "Company" shall mean Celgene Corporation or any successor corporation by merger, consolidation or transfer of assets substantially as a whole.

         2.10 "Deemed Dividends" shall mean the amount of dividends (whether stock or cash), if any, which are declared on a share of Common Stock multiplied by the number of shares of Common Stock credited to the Deferred Stock Account.

         2.11 "Deferred Bonus" shall mean the Bonus deferred by a Participant under Section 5.1(ii) hereof.

         2.12 "Deferred Cash Account" shall mean the individual account to which a Participant's book-entry contributions of Deferred Salary and Deferred Bonus made pursuant to Article VII hereof shall be credited.

         2.13 "Deferred Compensation Account" shall mean a Participant's Deferred Cash Account and Deferred Stock Account.

         2.14 "Deferred Restricted Stock" shall mean the Restricted Stock deferred by a Participant under Section 5.1(iii) hereof.

         2.15 "Deferred Salary" shall mean the Salary deferred by a Participant under Section 5.1(i) hereof.

         2.16 "Deferred Stock Account" shall mean the individual account established pursuant to Article IX to which a Participant's Deferred Restricted Stock and Deferred Stock Option Gains are credited.

         2.17 "Deferred Stock Option Gains" shall mean the Stock Option Gains deferred under Section 5.1(iv) hereof.

         2.18 "Disability" shall mean: (i) a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) a Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer.


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         2.19 "Effective Date" shall mean January 1, 2005.

         2.20 "Eligible Employee" shall mean an Employee who is a member of a select group of management or highly compensated employees and who is designated by the Committee, in its sole discretion, as an Eligible Employee. The Committee may designate, in its sole discretion, any such Employee as an Eligible Employee solely with respect to the deferral of Salary, Bonus Restricted Stock or Stock Option Gains or any combination thereof. Any Eligible Employee shall continue to be eligible to participate in the Plan until he or she ceases to be an Eligible Employee, whether by reason of his or her Termination of Employment or by reason of the Committee's determination in its sole discretion that he or she should no longer be designated as an Eligible Employee.

         2.21 "Eligible Stock Option" shall mean one or more nonqualified stock options granted under the LTIP (including incentive stock options disqualified as such and treated as nonqualified stock options) selected by the Committee in its sole discretion as eligible for deferral of Stock Option Gains hereunder.

         2.22 "Employee" shall mean any person employed by the Employer excluding any "leased employee," as defined in Section 414(n) of the Code, any independent contractor or agent.

         2.23 "Employer" shall mean the Company and any Affiliate.

         2.24 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         2.25 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         2.26 "LTIP" shall mean the Company's 1998 Long-Term Incentive Plan, as amended from time to time and any other equity-based plan adopted by the Board and designated by the Committee as an LTIP hereunder.

         2.27 "Matching Contribution" shall mean a matching contribution made by the Employer pursuant to Article VI.

         2.28 "Parent" shall mean any parent corporation of the Company within the meaning of Section 424(e) of the Code.

         2.29 "Participant" shall mean any Eligible Employee who: (i) elects to defer his or her Salary, Bonus, Restricted Stock or Stock Option Gains in accordance with the terms hereunder; and (ii) has a balance in his or her Deferred Stock Account or Deferred Cash Account under the Plan. A Participant shall cease to be permitted to defer his or her Salary, Bonus, Restricted Stock or Stock Option Gains with regard to a Plan Year if he or she is not, or ceases to be, an Eligible Employee with regard to the Plan or any aspect of the Plan (I.E., solely with regard to the deferral of Salary, Bonus, Restricted Stock or Stock Option Gains or any combination thereof).

         2.30 "Plan" shall mean the Celgene Corporation 2005 Deferred Compensation Plan.


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         2.31 "Plan Year" shall mean the calendar year.

         2.32 "Restricted Stock" shall mean an award of shares of Common Stock granted under the LTIP that is subject to restrictions under the LTIP and as specified in the applicable restricted stock agreements, provided that such award is selected by the Committee in its sole discretion as eligible for deferral hereunder.

         2.33 "Retirement Age" shall mean a Participant's attainment of age 55.

         2.34 "Salary" shall mean a Participant's base monthly cash compensation rate for services paid by the Employer to the Participant. Salary shall not include commissions, bonuses, overtime pay, incentive compensation, benefits paid under any qualified plan, any group medical, dental or other welfare plan, noncash compensation, fringe benefits (cash and noncash), reimbursements or other expense allowances or any other additional compensation and shall not include amounts reduced pursuant to a Participant's salary reduction agreement under Section 125 or Section 401(k) of the Code (if any) or a nonqualified elective deferred compensation arrangement or any other deductions for premium payments or offsets with regard to any health or welfare plan to the extent that in each such case the reduction is to base cash compensation.

         2.35 "Stock-for-Stock Exercise" shall mean the payment of the exercise price of the Eligible Stock Option with Common Stock owned by the Participant for at least six months (and for which the Participant has good title free and clear of any liens and encumbrances and has represented that he has owned the shares of Common Stock for at least six months) based on the fair market value of the Common Stock on the exercise date. The Committee (or its delegate), in its sole discretion, shall determine whether payment of the exercise price of the Eligible Stock Option with Common Stock may be accomplished through attestation or by physical tender of the shares.

         2.36 "Stock Option Gains" shall mean the number of shares of Common Stock equal in number to (i) the shares of Common Stock subject to an Eligible Stock Option less (ii) the number of shares of Common Stock delivered to satisfy the exercise price for the Eligible Stock Option pursuant to a Stock-for-Stock Exercise.

         2.37 "Subsidiary" shall mean any corporation that is defined as a subsidiary corporation in Section 424(f) of the Code.

         2.38 "Termination of Employment" shall mean termination of employment as an Employee of the Employer for any reason whatsoever, including but not limited to death, retirement, resignation, Disability, dismissal or, with respect to a Participant who is an Employee of an Affiliate, the cessation of such entity as an Affiliate. An Employee's transfer of employment from the Company to any Affiliate, from any Affiliate to the Company and among the Affiliates shall not be treated as Termination of Employment for purposes of the Plan. Notwithstanding the foregoing, a Participant shall not be considered to have experienced a Termination of Employment if, for purposes of Section 409A of the Code, the Participant would not be considered to have had a "separation from service."


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                                  ARTICLE III
                                 ADMINISTRATION

         3.1 THE COMMITTEE. The Plan shall be administered by the Committee.

         3.2 DUTIES OF THE COMMITTEE. The Committee (or its delegate) shall have the exclusive right, power and authority to administer, apply and interpret the Plan and any other Plan documents and to decide any questions and settle all controversies and disputes that may arise in connection with the operation or administration of the Plan. Without limiting the generality of the foregoing, the Committee shall have the sole and absolute discretionary authority: (i) to take all actions and make all decisions with respect to the eligibility for, and the amount of, benefits payable under the Plan; (ii) to formulate, interpret and apply rules, regulations and policies necessary to administer the Plan in accordance with its terms; (iii) to decide questions, including legal or factual questions, relating to the calculation and payment of benefits under the Plan;
(iv) to resolve and/or clarify any ambiguities, inconsistencies and omissions arising under the Plan or other Plan documents; and (v) to process and approve or deny benefit claims and rule on any benefit exclusions. All determinations made by the Committee (or any delegate) with respect to any matter arising under the Plan and any other Plan documents including, without limitation, the interpretation and administration of the Plan shall be final, binding and conclusive on all parties.

         3.3 ADVISORS. The Company, the Board or the Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan, and the Committee may rely upon any advice or opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred for the engagement of such counsel, consultant or agent shall be paid by the Company. The Committee may also rely on information, and consider recommendations, provided by the Board or the executive officers of the Company.

         3.4 ACTION BY MAJORITY. Decisions of the Committee shall be made by a majority of its members attending a meeting at which a quorum is present (which meeting may be held telephonically), or by written action in accordance with applicable law.

         3.5 LIABILITY OF COMMITTEE MEMBERS. No member of the Committee and no officer, director or employee of the Employer shall be liable for any action or inaction with respect to his or her functions under the Plan unless such action or inaction is adjudged to be due to fraud. Further, no such person shall be personally liable merely by virtue of any instrument executed by him or her or on his or her behalf in connection with the Plan.

         3.6 INDEMNIFICATION OF COMMITTEE MEMBERS. Each Employer shall indemnify, to the full extent permitted by law and its Certificate of Incorporation and By-laws (but only to the extent not covered by insurance) its officers and directors (and any employee involved in carrying out the functions of the Employer under the Plan) and each member of the Committee against any expenses, including amounts paid in settlement of a liability, which are reasonably incurred in connection with any legal action to which such person is a party by reason of his or her duties or responsibilities with respect to the Plan (other than as a Participant).


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         3.7 SECURITIES LAW COMPLIANCE. The Committee shall impose such rules designed to facilitate compliance with Federal and state securities laws, including to the extent applicable, the limitations of Section 4(2) and Rule 701 under the Securities Act of 1933, as amended, and shall have the authority to suspend the Plan and take any action necessary, including revoking a Participant's deferral elections, prospectively and/or retroactively, to ensure that the Plan complies with Federal and state securities laws.

                                   ARTICLE IV
                     SHARES; ADJUSTMENT UPON CERTAIN EVENTS

         4.1 SHARES TO BE DELIVERED. Shares to be delivered under the Plan shall be shares of Common Stock held under the LTIP with respect to: (i) shares of Restricted Stock deferred as Deferred Restricted Stock upon the vesting of the Restricted Stock; and (ii) shares of Common Stock deferred as Deferred Stock Option Gains upon the exercise of an Eligible Stock Option.

         4.2 ADJUSTMENTS UPON CERTAIN EVENTS.

                  (a) ADJUSTMENTS. The existence of the Plan and any Deferred Stock Account shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting Common Stock, the dissolution or liquidation of the Company or any sale or transfer of all or part of the assets or business of the Company, or any other corporate act or proceeding.

                  (b) CAPITAL STRUCTURE. In the event of (i) any such change in the capital structure or business of the Company by reason of any stock dividend or distribution, stock split or reverse stock split, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, distribution with respect to its outstanding Common Stock or capital stock other than Common Stock, sale or transfer of all or part of its assets or business, reclassification of its capital stock, or any similar change affecting the Company's capital structure or business and (ii) the Committee determines an adjustment is appropriate under the Plan, then the aggregate number and kind of shares of Common Stock held in the Deferred Stock Account shall be appropriately adjusted consistent with such change in such manner as the Committee may deem necessary to reflect the change, and any such adjustment determined by the Committee shall be binding and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors and assigns.

                  (c) FRACTIONAL SHARES. Fractional shares of Common Stock resulting from any adjustment in shares of Common Stock pursuant to
         Section 4.2(a) or (b) or any other provision hereunder shall be aggregated until, and eliminated at, the time of exercise by rounding-down for fractions less than one-half and rounding-up for fractions equal to or greater than one-half. No cash settlements shall be made with respect to fractional shares eliminated by rounding. Any adjustment under Section 4.2 hereof (whether or not notice is given) shall be effective and binding for all purposes of the Plan.


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                                   ARTICLE V
                               DEFERRAL ELECTIONS

         5.1 ELECTION TO DEFER. An Eligible Employee may elect in writing on a form prescribed by the Employer to defer the receipt of all or a portion (in whole percentages) of his or her: (i) Salary, subject to a maximum deferral of 25% of his or her Salary; (ii) Bonus; (iii) Restricted Stock, subject to a minimum deferral of 50% of each award of Restricted Stock granted to the Eligible Employee; and (iv) Stock Option Gains, subject to a minimum deferral of 50% of each award of Eligible Stock Options granted to the Eligible Employee. To the extent that an Employee is designated as an Eligible Employee solely with respect to Salary, Bonus, Restricted Stock or Stock Option Gains (or any combination thereof), such Eligible Employee's elections hereunder shall apply solely to such aspect of the Plan. All deferral elections made pursuant to this
Article V are subject to Article I.

                  5.2 TIMING AND MANNER OF SALARY AND BONUS DEFERRAL ELECTIONS.

                  (a) METHOD OF ELECTION. Any election to prospectively defer payment of a Participant's Salary or Bonus during a Plan Year may be made by the Participant in writing on a form prescribed by the Employer at any time on or before the last day of the Plan Year preceding the Plan Year in which the Salary or Bonus is earned; provided, however, that if any Bonus is performance-based compensation (within the meaning of Section 409A(a)(4)((B)(iii) of the Code) based on services performed over a period of at least 12 months, such election may be made no later than six months before the end of the period.

                  (b) MID-YEAR PARTICIPATION. If an Employee first becomes an Eligible Employee during a Plan Year, he or she may elect to defer payment of Salary or Bonus with respect to such Plan Year prior to the end of the 30 day period following the date on which he or she becomes an Eligible Employee or, if later, the end of the period permitted for such an election pursuant to Section 409A of the Code, in writing on a form prescribed by the Employer.

                  (c) IRREVOCABLE ELECTION. A Participant's election to defer a Participant's Salary or Bonus under this Article V is irrevocable. An election with respect to a Participant's Salary or Bonus is valid only for the Plan Year with respect to which the election is made. If a new election is not made with respect to any subsequent Plan Year under
         Section 5.2(a), a Participant's Salary or Bonus earned in such Plan Year shall not be deferred under the Plan.

         5.3 TIMING AND MANNER OF RESTRICTED STOCK AND STOCK OPTION GAINS DEFERRAL ELECTIONS.

                  (a) METHOD OF ELECTION. Any election to prospectively defer payment of a Participant's Restricted Stock or Stock Option Gains may be made by the Participant in writing on a form prescribed by the Employer at any time on or before the last day of the Plan Year preceding the Plan Year in which the Restricted Stock or Eligible Stock Option is granted, if any (or such later time permitted by Section 409A of the Code, as determined by the Committee).


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                  (b) MID-YEAR PARTICIPATION. If an Employee first becomes an
         Eligible Employee during a Plan Year, he or she may elect to defer payment of Restricted Stock or Stock Option Gains (if any) prior to the end of the 30 day period following the date on which he or she becomes an Eligible Employee or, if later, the end of the period permitted for such an election pursuant to Section 409A of the Code, in writing on a form prescribed by the Employer.

                  (c) IRREVOCABLE ELECTION. A Participant's election to defer payment of a Participant's Restricted Stock or Stock Option Gains under this Article V is irrevocable. An election with respect to a Participant's Restricted Stock or Stock Option Gains is valid only with respect to Restricted Stock and Eligible Stock Options granted during the Plan Year with respect to which the election is made. If a new election is not made with respect to any subsequent Plan Year under
         Section 5.3(a), a Participant's Restricted Stock or Stock Option Gains granted in such Plan Year shall not be deferred under the Plan.

         5.4 CHANGE IN STATUS. An election made pursuant to Article V by a Participant who ceases to be an Eligible Employee but who does not incur a Termination of Employment shall remain in effect and such Participant shall not be entitled to receive a distribution of all or a portion of his or her Deferred Compensation Account from the Plan solely as a result of such change in status.

                                   ARTICLE VI
                             MATCHING CONTRIBUTIONS

         The Employer may, in its sole discretion, make a contribution to a Participant's Deferred Cash Account equal to a percentage of a Participant's Deferred Salary for any Plan Year as determined by the Committee in its sole discretion.

                                  ARTICLE VII
                     ESTABLISHMENT OF DEFERRED CASH ACCOUNT

         7.1 BOOK ENTRY OF DEFERRALS. Deferred Salary and Deferred Bonus shall be credited as a book entry to a Participant's Deferred Cash Account in the name of the Participant not later than the last day of the calendar month in which such amount would otherwise be payable to the Participant. Matching Contributions (if any) shall be credited as a book entry to a Participant's Deferred Cash Account in the name of the Participant not later than the last day of the calendar quarter with respect to which the Participant's Deferred Salary eligible for the Matching Contribution is credited to the Participant's Deferred Cash Account.

         7.2 BOOK ENTRY EARNINGS AND LOSSES. Earnings and losses shall be credited to a Participant's Deferred Cash Account in accordance with the provisions of Article VIII.

         7.3 VESTING. A Participant's Deferred Cash Account shall be fully vested at all times.


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                                  ARTICLE VIII
                       ADDITIONS TO DEFERRED CASH ACCOUNT

         8.1 MEASURING ALTERNATIVE. The measuring alternative used for the measurement of earnings on the amounts in a Participant's Deferred Cash Account shall be selected by the Committee, unless the Committee decides in its sole discretion to allow each Participant to select in writing, on a form prescribed by the Committee, from among the various measuring alternatives offered by the Committee. In the event that various measuring alternatives are made available, each Participant may change the selection of his or her measuring alternative as of the beginning of any calendar quarter (or at such other times and in such manner as prescribed by the Committee, in its sole discretion), subject to such notice and other administrative procedures as may be established by the Committee. In addition, in the event that various measuring alternatives are made available to the Participants, one such alternative shall include the prime rate of interest as reported in the Money Rates section of The Wall Street Journal as of the first business day of each quarter within a Plan Year. If the Committee does not make various measuring alternatives available to the Participants, the measuring alternative selected by the Committee shall not be less than the prime rate of interest as reported in the Money Rates section of The Wall Street Journal as of the first business day of each quarter within a Plan Year.

         8.2 CREDITING OF EARNINGS AND LOSSES. The Committee shall credit the earnings and losses computed under this Article VIII to the balance in each Participant's Deferred Cash Account as of the last business day of each calendar quarter, or such other dates as are selected by the Committee, in its sole discretion, at a rate equal to the performance of the measuring alternative selected by the Committee for the calendar quarter (or such other applicable period) or, if the Committee allows each Participant to select from among various measuring alternatives, at a rate equal to the performance of the measuring alternative selected by the Participant for the calendar quarter (or such other applicable period) to which such selection relates.

         8.3 RULES AND PROCEDURES. The Committee may, in its sole discretion, establish rules and procedures for the crediting of earnings and losses to the Deferred Cash Account and, if applicable, the election of measuring alternatives pursuant to this Article VIII.

                                   ARTICLE IX
                     ESTABLISHMENT OF DEFERRED STOCK ACCOUNT

         9.1 BOOK ENTRY CREDITING OF DEFERRALS. Deferred Restricted Stock and Deferred Stock Option Gains shall be credited to the Participant's Deferred Stock Account not later than the date such amount would otherwise be payable to the Participant. Unless a "rabbi trust" is used as permitted under Article XV, actual shares of Common Stock shall not be placed in the Participant's Deferred Stock Account and instead, a Participant's Deferred Stock Account shall be credited on a book entry basis and shall be deemed to be credited with such shares of Common Stock. Notwithstanding the foregoing, with respect to Deferred Restricted Stock, the Company shall retain custody of the shares of Deferred Restricted Stock during the applicable restriction period and shall credit on a book entry basis such deemed shares to the Participant's Deferred Stock Account not later than the date immediately prior to the date the applicable restriction period expires. With respect to a Participant's election to defer Deferred Stock Option Gains, the Company shall credit on a book entry basis deemed shares equal to the Deferred Stock Option Gains to the Participant's Deferred Stock Account upon the Participant's exercise of an Eligible Stock Option.


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         9.2 VESTING. A Participant's Deferred Stock Account shall be fully vested at all times, except that with regard to Deferred Restricted Stock, such shares shall not be vested until the date the applicable restriction period expires.

         9.3 OWNERSHIP. For as long as shares of Common Stock are held or deemed to be held by a Participant's Deferred Stock Account, the Participant shall not have any rights as a stockholder of the Company with respect to shares of Common Stock held or deemed to be held in a Participant's Deferred Stock Account, except with respect to the right to have Deemed Dividends, if any, credited to his or her Deferred Stock Account and adjustment of the shares of Common Stock under the Deferred Stock Account pursuant to Article IV.

                                   ARTICLE X
                       ADDITIONS TO DEFERRED STOCK ACCOUNT

         10.1 PLAN INVESTMENTS. Amounts deferred under the Plan to the Deferred Stock Account shall be held or deemed to be held solely in the form of Common Stock.

         10.2 DIVIDENDS. At such time or times as any dividends on Common Stock shall be distributed to the Company's stockholders, the Company shall credit to the Deferred Stock Account the Deemed Dividends. Deemed Dividends so credited to the Deferred Stock Account which are cash dividends shall be reinvested (or deemed to be reinvested) in shares of Common Stock (based on the fair market value of such shares on the date the dividend is paid).

                                   ARTICLE XI
                        PAYMENT OF DEFERRED CASH ACCOUNT

         11.1 FORM OF PAYMENT.

                  (a) INITIAL ELECTIONS. Except as otherwise provided in this
         Article XI, a Participant's Deferred Compensation Account shall be paid to the Participant in five approximately equal annual installments commencing on the six month anniversary of the Participant's Termination of Employment and paid on each annual anniversary thereafter unless, at the time the Participant elects to make a deferral pursuant to Article V, the Participant elects to receive payment of his or her Deferred Compensation Account in installment payments as follows:

                          (i) in 10 approximately equal annual installments commencing on the six month anniversary of the Participant's Termination of Employment and paid on each annual anniversary thereafter; or

                          (ii) in 15 approximately equal annual installments commencing on the six month anniversary of the Participant's Termination of Employment and paid on each annual anniversary thereafter.

                  (b) TIMING OF ELECTIONS TO CHANGE FORM OF DISTRIBUTION. Except as otherwise required by Section 409A of the Code, a Participant may change the form of distribution elected pursuant to Section 11.1(a) prior to the date distributions commence in accordance with the following requirements:

                          (i) subject to subsections (ii) and (iii), a Participant's election does not take effect until at least 12 months after the date on which the election is made and filed with the Employer;

                          (ii) the first distribution with respect to which such election is made is deferred for a period of at least five years from the date such distribution would otherwise have been made
         (except in the case of a distribution upon an Unforeseeable
         Emergency or the Participant's death or Disability); and

                          (iii) such election is made at least 12 months prior to the distribution date.

         The Participant's Deferred Compensation Account shall be paid out in accordance with such election and the terms of this Plan. Each installment shall be equal to the: (1) then amount in the Participant's Deferred Cash Account divided by the remaining payments to be made; and (2) the number of shares of Common Stock in the Participant's Deferred Stock Account divided by the remaining payments to be made. In no event may a Participant change his or her election once distributions commence. Amounts remaining in the Participant's Deferred Compensation Account during the payment of installments hereunder shall continue to be credited with earnings and losses in accordance with Articles VIII and X, as applicable, credited with Deemed Dividends in accordance with
Article IX and adjusted to the extent required under Article IV until such amounts are paid.

         All payments from the Deferred Stock Account shall be payable solely in shares of Common Stock. Any remaining fractional shares of Common Stock shall be treated in the manner described in Section 4.2(c) hereof. All payments from the Deferred Cash Account shall be payable solely in cash. A Participant shall not be entitled to, and the Employer shall not be obligated to pay to such Participant, the whole or any part of the amounts deferred under the Plan, except as provided in the Plan.

         11.2 TIMING OF PAYMENT. (a) GENERAL RULE. Installment payments (as described in Section 11.1 above) from the Deferred Compensation Account shall commence being paid to the Participant following the Participant's Termination of Employment.

                  (b) DEATH. Notwithstanding the foregoing, if a Participant dies prior to the date distributions commence, the Deferred Compensation Account shall be distributed to the Participant's Beneficiary, to the extent no adverse tax consequences are triggered under Section 409A of the Code, in the form of a lump sum distribution as soon as administratively feasible thereafter; otherwise, the Deferred Compensation Account shall be distributed in accordance with the Participant's election under Section 11.1(a). If a Participant dies after the date distributions commence, the Deferred Compensation Account shall continue to be distributed to the Participant's Beneficiary in accordance with the Participant's election under Section 11.1(a).

                  (c) CHANGE IN CONTROL. Upon the occurrence of a Change in Control, the Deferred Compensation Account shall be distributed, to the extent no adverse tax consequences are triggered under Section 409A of the Code, in a lump sum payment; otherwise, the Deferred Compensation Account shall be distributed in accordance with the Participant's election under Section 11.1(a).

         11.3 HARDSHIP DISTRIBUTIONS.

                  (a) DISTRIBUTION ON ACCOUNT OF HARDSHIP. Upon the request of a Participant, the Committee, in its sole discretion, may approve the payment of an immediate lump sum cash distribution to a Participant of all or a portion of such Participant's Deferred Cash Account due to the Participant's Hardship.

                  (b) HARDSHIP. For the purposes of this Section 11.3, a Participant shall experience a "Hardship" if, and only if, such Participant experiences an immediate and heavy financial need and the withdrawal is necessary to pay for expenses directly resulting from an "Unforeseeable Emergency." An Unforeseeable Emergency is a severe financial hardship to the Participant resulting from an illness or accident of the Participant or of a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances constituting an Unforeseeable Emergency shall depend upon the facts of each case, but, in any event, shall not be made to the extent that such Hardship is or may be relieved: (i) through reimbursement or compensation by insurance or otherwise; or (ii) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship.

                  (c) LIMIT ON AMOUNT OF HARDSHIP DISTRIBUTION. The amount of a distribution of a Participant's Deferred Cash Account shall not exceed the amount necessary to alleviate the Participant's Hardship plus an amount necessary to cover applicable taxes reasonably anticipated as a result of the distribution, subject to approval by the Committee.

                  (d) SUBSTANTIATION. A Participant must provide documentation to the Committee reasonably substantiating his or her Hardship.

                  11.4 DEMINIMIS DISTRIBUTIONS. Notwithstanding anything herein to the contrary, if a Participant's Deferred Compensation Account balance is $10,000 or less at the time of distribution (for this purpose, shares of Common Stock in a Participant's Deferred Stock Account shall be valued based on the fair market value of the shares of Common Stock at the time of distribution), such balance shall be distributed in a lump sum no later than two and one-half months after the Participant's Termination of Employment or, if later, by December 31 of the calendar year in which the Participant's Termination of Employment occurs.

                                  ARTICLE XII
                                CLAIMS PROCEDURE

         Any claim by a Participant or Beneficiary ("Claimant") with respect to eligibility, participation, contributions, benefits or other aspects of the operation of the Plan shall be made in writing to the Committee or such other person designated by the Committee from time to time for such purpose. If the Committee believes that the claim should be denied, the Committee shall notify the Claimant in writing of the denial of the claim within 90 days after receipt thereof (this period may be extended an additional 90 days in special circumstances and, in such event, the Claimant shall be notified in writing of the extension). The written notice of extension shall indicate the special circumstances requiring the extension of time and provide the date by which the Committee expects to make a determination with respect to the claim. If the extension is required due to the Claimant's failure to submit information necessary to decide the claim, the period for making the determination shall be tolled from the date on which the extension notice is sent to the Claimant until the earlier of: (i) the date on which the Claimant responds to the Committee's request for information, or (ii) expiration of the 45 day period commencing on the date that the Claimant is notified that the requested additional information must be provided. If notice of the denial of a claim is not furnished within the required time period described herein, the claim shall be deemed denied as of the last day of such period.

         If a claim is wholly or partially denied, the notice to the Claimant shall set forth: (i) the specific reason or reasons for the denial making reference to the pertinent provisions of the Plan or of Plan documents on which the denial is based; (ii) describe any additional material or information necessary to perfect the claim, and explain why such material or information, if any, is necessary; (iii) inform the Claimant of his or her right pursuant to this section to request review of the decision; and (iv) a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.

         A Claimant may appeal the denial of a claim by submitting a written request for review to the Committee, within 60 days after the date on which such denial is received or if no notification was provided, the date the claim is deemed denied. Such period may be extended by the Committee for good cause shown. The claim will then be reviewed by the Committee. A Claimant or his or her duly authorized representative may discuss any issues relevant to the claim, may upon request and free of charge, be provided with reasonable access to, and copies of, relevant documents, records and other information relevant to the Claimant's claim and may submit issues and comments in writing. If the Committee deems it appropriate, it may hold a hearing as to a claim. If a hearing is held, the Claimant shall be entitled to be represented by counsel. The Committee shall decide whether or not to grant the claim within 60 days after receipt of the request for review, but this period may be extended by the Committee for up to an additional 60 days in special circumstances. Written notice of any such special circumstances shall be sent to the Claimant. Any claim not decided upon in the required time period shall be deemed denied. If the claim upon review is denied, the notice to the Claimant shall set forth: (i) the specific reason or reasons for the decision, with references to the specific Plan provisions on which the determination is based; (ii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim; and
(iii) a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA. All interpretations, determinations and decisions of the Committee with respect to any claim shall be made in its sole discretion based on the Plan and other relevant documents and shall be final, conclusive and binding on all persons.

         The Committee may at any time alter the claims procedure set forth above, provided that the revised claims procedure complies with ERISA and the regulations issued thereunder.

         The claims procedures set forth in this Section are intended to comply with United States Department of Labor Regulation ss. 2560.503-1 and should be construed in accordance with such regulation. In no event shall it be interpreted as expanding the rights of Claimants beyond what is required by United States Department of Labor Regulation ss. 2560.503-1. A Claimant must exhaust all administrative remedies under the Plan prior to bringing an action under ERISA or otherwise.

                                  ARTICLE XIII
                           NON-ALIENATION OF BENEFITS

         A Participant's Deferred Compensation Account shall not be subject to alienation, transfer, pledge, assignment, attachment, encumbrance, garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected shall not be recognized.

                                  ARTICLE XIV
                      TERMINATION OR AMENDMENT OF THE PLAN

         Notwithstanding any other provision of the Plan, the Board or Committee may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan or any election hereunder, or suspend or terminate it entirely, retroactively or otherwise (including, without limitation, any amendment to the Plan or any election to comply with Section 409A of the Code). Upon a termination or suspension of the Plan, a Participant's Deferred Compensation Account shall be distributed in accordance with the Participant's elections pursuant to Section 11.1, provided that: (i) if the Plan is terminated prior to January 1, 2006, a Participant's Deferred Compensation Account shall be distributed in a lump sum as soon as practicable after such termination, but in no event later than December 31, 2005; or (ii) the Board or the Committee may, in its discretion, terminate the Plan and distribute a Participant's Deferred Compensation Account in a lump sum, in each case, within 12 months after a Change in Control.

                                   ARTICLE XV
                                  UNFUNDED PLAN

         The Plan shall not be construed to require the Employer to fund any of the benefits payable under the Plan or to set aside or earmark any monies or other assets specifically for payments under the Plan. The Plan is intended to constitute an "unfunded" plan for incentive compensation and any amounts payable hereunder shall be paid by the Employer out of its general assets. Participants and their designated Beneficiaries shall not have any interest in any specific asset of the Employer as a result of the Plan. Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship amongst any Employer, the Committee, and the Participants, their designated Beneficiaries or any other person. Any funds which may be invested under the provisions of the Plan shall continue for all purposes to be part of the general funds of the applicable Employer and no person other than the applicable Employer shall by virtue of the provisions of the Plan have any interest in such funds. With respect to any payments as to which a Participant has a fixed and vested interest but which are not yet made to a Participant by the applicable Employer, nothing contained herein shall give any such Participant any rights that are greater than those of an unsecured general creditor of the applicable Employer. The Employer may establish a "rabbi trust" to hold the shares of Common Stock hereunder and to pay the shares of Common Stock payable hereunder, except in connection with changes in the Employer's financial health as provided in Section 409A of the Code. If the Employer decides to establish any advance accrued reserve on its books against the future expense of benefits payable hereunder, or if the Employer is required to fund a trust under the Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of the Plan.

                                  ARTICLE XVI
                               GENERAL PROVISIONS

         16.1 WITHHOLDING OF TAXES. The Employer shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold Federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan and the Participant shall pay to the Employer, or make arrangements satisfactory to the Employer with regard to its withholding obligations. In lieu thereof, the Employer shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Employer to the Participant upon such terms and conditions as the Committee may prescribe[, which subject to the Committee's prior approval, may include withholding of amounts payable from the Deferred Compensation Account including shares of Common Stock].

         16.2 OTHER PLANS. Nothing contained in the Plan shall prevent the Board or Committee from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

         16.3 OTHER BENEFITS. No payment under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Employer nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

         16.4 NO RIGHT TO EMPLOYMENT. Neither the Plan nor the deferral of any amount hereunder shall impose any obligations on the Employer to retain any Participant as an Employee nor shall it impose on the part of any Participant any obligation to remain as an Employee of the Employer.

         16.5 COSTS. The Company shall bear all expenses included in administering the Plan.

         16.6 MINORS AND INCOMPETENTS. In the event that the Committee finds that a Participant is unable to care for his or her affairs because of illness or accident, then benefits payable hereunder, unless claim has been made therefore by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Committee shall determine, and the application thereof shall be a complete discharge of all liability for any payments or benefits to which such Participant was or would have been otherwise entitled under the Plan. Any payments to a minor from the Plan may be paid by the Committee in its sole and absolute discretion (i) directly to such minor; (ii) to the legal or natural guardian of such minor; or (iii) to any other person, whether or not appointed guardian of the minor, who shall have the care and custody of such minor. The receipt by such individual shall be a complete discharge of all liability under the Plan therefor.

         16.7 SECTION 16(B) OF THE EXCHANGE ACT. To the extent applicable, all elections and transactions under the Plan by persons subject to Section 16 of the Exchange Act involving shares of Common Stock are intended to comply with any applicable condition under Rule 16b-3. The Committee may establish and adopt written administrative guidelines, designed to facilitate compliance with
Section 16(b) of the Exchange Act, as it may deem necessary or proper for the administration and operation of the Plan and the transaction of business thereunder.

         16.8 TOP-HAT STATUS. The Plan is intended to constitute a "top-hat" pension plan under Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. To the extent necessary to comply with the top-hat requirements, the Committee may terminate an Eligible Employee as a Participant and, to the extent no adverse tax consequences are triggered under Section 409A of the Code, may, in its sole discretion, distribute his or her Deferred Compensation Account.

         16.9 SECTION 162(M) OF THE CODE. The portion of the Plan attributable to the Stock Option Gains and Deferred Stock Option Gains is intended to comply with Section 162(m) of the Code and shall be interpreted as part of the LTIP.

         16.10 REPRESENTATION AND LEGEND. The Committee may require each person receiving shares of Common Stock hereunder to represent to and agree with the Company in writing that the Participant is acquiring the shares without a view to distribution thereof. In addition to any legend required by the Plan, the certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or any national securities association system upon whose system the Common Stock is then quoted, any applicable Federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

         16.11 LISTING AND OTHER CONDITIONS.

                  (a) As long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issue of any shares of Common Stock hereunder shall be conditioned upon such shares being listed on such exchange or system. The Company shall have no obligation to issue such shares unless and until such shares are so listed, and the right to receive any shares of Common Stock shall be suspended until such listing has been effected.

                  (b) If at any time counsel to the Company shall be of the opinion that any sale or delivery of shares of Common Stock hereunder is or may in the circumstances be unlawful or result in the imposition of excise taxes on the Company under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act of 1933, as amended, or otherwise with respect to shares of Common Stock issued hereunder and the right to receive any shares of Common Stock shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company.

         Upon termination of any period of suspension under this Section 16.11, any shares of Common Stock affected by such suspension which remain payable shall be payable as to all shares payable before such suspension and as to shares which would otherwise have become payable during the period of such suspension.

         16.12 ASSIGNMENT. The Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participants and their heirs, executors, administrators and legal representatives. In the event that the Company sells all or substantially all of the assets of its business and the acquiror of such assets assumes the obligations hereunder, the Company shall be released from any liability imposed herein and shall have no obligation to provide any benefits payable hereunder.

         16.13 GOVERNING LAW. Except to the extent preempted by ERISA or other Federal law, the Plan shall be governed by and construed in accordance with the laws of the State of New Jersey (regardless of the law that might otherwise govern under applicable New Jersey principles of conflict of laws).

         16.14 SEVERABILITY OF PROVISIONS. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

         16.15 CONSTRUCTION. Wherever any words are used in the Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

         16.16 HEADINGS AND CAPTIONS. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.